Exhibit 99.2

ABSOLUTE SOFTWARE CORPORATION

PERFORMANCE AND RESTRICTED SHARE UNIT PLAN

Dated for Reference: December 16, 2015

Last Amended: December 13, 2018

ABSOLUTE SOFTWARE CORPORATION

PERFORMANCE AND RESTRICTED SHARE UNIT PLAN

Section 1. Interpretation and Administrative Provisions

1.1	Purpose

The purposes of the Plan are to: (i) support the achievement of the Corporation’s performance objectives; (ii) ensure that interests of key persons are aligned with the long term success of the Corporation and the creation of value for its shareholders; (iii) provide compensation opportunities to attract, retain and motivate key employees, officers and others, required for the long-term success of the Corporation and its subsidiaries; and (iv) mitigate excessive risk taking by the Corporation’s key employees.

1.2	Definitions

For the purposes of the Plan, the following terms have the following meanings:

“Adjustment Factor” means the Adjustment Factor set out in the Grant Agreement for an award of Performance Share Units, which shall not exceed a multiple of 2.0.

“Affiliate” means any entity that is an “affiliate” for purposes of the Canadian Securities Administrators National Instrument 45-106 Prospectus and Registration Exemptions, as amended from time to time.

“Applicable Withholdings” means all income taxes and statutory amounts required to be withheld.

“Award Date” means the date that incentive compensation is paid to a Participant under the Corporation’s annual incentive plan.

“Board” means the board of directors of the Corporation.

“Canadian Participant” means any Participant who is not a U.S. Participant and who is a Canadian resident for tax purposes.

“Cause” when used in relation to the termination of employment, includes any matter that would constitute lawful cause for dismissal from employment at common law and any matter included as “cause” or “Cause” in an employment agreement between the Corporation and the dismissed employee.

“Change of Control” means:

(a)	The sale of all or substantially all of the assets of the Company other than to an entity which was an Affiliate of the Company prior to the sale;

(b)

A reorganization, amalgamation, merger or plan of arrangement, with respect to which all or substantially all of the persons who were the beneficial owners of the Common Shares immediately prior to such reorganization, amalgamation, merger or plan of arrangement, beneficially own, directly or indirectly, less than 50 percent of the resulting voting shares on a fully-diluted basis;

(c)

A formal bid or tender offer for Common Shares being made, as a result of which the offeror and its Affiliates would, if successful, beneficially own, directly or indirectly, 50 percent or more of the Common Shares then outstanding;

(d)

During any period of two consecutive years, individuals who at the beginning of the period constituted the Board of Directors (together with any new directors whose nomination for election was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors, then in office,

(e)	Any transaction determined by the Committee to be substantially similar to the above transactions;

(f)	Any proposed Change of Control determined by the Committee to be a Change of Control; or

(g)	Any change of control event identified in a Participant’s employment agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the Treasury Regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board and in the absence of such a delegation means the Board.

“Common Share” means a common share of the Corporation.

“Corporation” means Absolute Software Corporation.

“Disability” means that the Participant is deemed by a qualified physician selected by the Corporation as unable to discharge the Participant’s employment duties for the Corporation for the foreseeable future because of disease or injury.

“Dividend Performance Share Unit” has the meaning set out in Section 3.3.

“Dividend Restricted Share Unit” has the meaning set out in Section 3.3.

“Dividend Share Unit” means a Dividend Performance Share Unit or a Dividend Restricted Share Unit.

“Election Notice” means a notice substantially in the form set out as Schedule C, as amended by the Committee from time to time.

“Eligible Person” means any employee or officer of a Participating Company and includes any such person who is on a leave of absence authorized by a Participating Company (which shall include all statutory leaves of absence).

“Expiry Date” means the Expiry Date set out in the Grant Agreement.

“Fair Market Value” means the volume weighted average trading price of a Common Share on the principal stock exchange on which the Common Shares are traded for the 5 trading days immediately preceding the applicable day (calculated as the total value of Common Shares traded over the 5 day period divided by the total number of Common Shares traded over the 5 day period).

“Grant Agreement” means an agreement substantially in the form set out as Schedule A, in the case of Performance Share Units and substantially in the form set out as Schedule B, in the case of Restricted Share Units, each as amended by the Committee from time to time.

“Grant Date” means the date the Board completes all requisite actions required to approve the grant of a Share Unit.

“Grant Term” has the meaning set out in the Grant Agreement for Restricted Share Units.

“Participant” means any Eligible Person to whom a Share Unit is granted.

“Participating Company” means the Corporation, and such of its Affiliates as are designated by the Board from time to time.

“Performance Period” has the meaning set out in the Grant Agreement for Performance Share Units.

“Performance Share Unit” means a right granted to an Eligible Person to receive, as set out in the Plan, a Common Share or, at the election of the Participant and subject to the Corporation’s consent, the Share Unit Amount, based on the achievement of the performance criteria set out in the applicable Grant Agreement.

“Plan” means this Absolute Software Corporation Performance and Restricted Share Unit Plan, as amended from time to time.

“Redemption Date” means the date elected by a Canadian Participant pursuant to Section 3.4(a) or, as applicable, the date elected by a U.S. Participant pursuant to section 3.4(b).

“Redemption Notice” means a notice substantially in the form set out as Schedule D, as amended by the Committee from time to time.

“Regulation S” means Regulation S promulgated under the U.S. Securities Act.

“Restricted Share Unit” means a right granted to an Eligible Person to receive, as set out in the Plan, a Common Share or, at the election of the Participant and subject to the Corporation’s consent, the Share Unit Amount.

“Retirement” means the cessation of the employment of a Participant with the Participating Company where the Participant is over the age of 63 and the Participant and the Participating Company agree is a retirement from employment.

“Separation from Service” means, with respect to a U.S. Participant, the first date on or after the U.S. Participant’s Termination Date on which the Participant has a separation from service under Treasury Regulation Section 1.409A-1(h).

“Share Unit” means a Performance Share Unit or a Restricted Share Unit.

“Share Unit Account” means the notional account maintained for each Participant to which Share Units are credited.

“Share Unit Amount” has the meaning set out in Section 3.5.

“Termination Date” means the date a Participant ceases to be an Eligible Person and does not include any period of statutory, contractual or reasonable notice of termination of employment or any period of salary continuance or deemed employment.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

“U.S. Participant” means, any Participant who is a United States citizen or United States resident alien as defined for purposes of Code Section 7701(b)(1)(A) or a U.S. Person.

“U.S. Person” has the meaning ascribed thereto in Rule 902(k) of Regulation S.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

“Vested Performance Share Unit” has the meaning set out in Section 4.2.

“Vested Restricted Share Unit” has the meaning set out in Section 5.1.

“Vested Share Unit” means a Vested Performance Share Unit or a Vested Restricted Share Unit.

“Vesting Date” means the date or dates designated in the Grant Agreement, or such earlier date as is provided for in the Plan or is determined by the Committee.

Where the context so requires, words importing the singular number include the plural and vice versa, and words importing the masculine gender include the feminine and neuter genders.

1.3	Effective Date of Plan

The effective date of the Plan is December 13, 2018.

1.4	Common Shares Reserved for Issuance

(a)

The aggregate number of Common Shares available for issuance under this Plan and all other security based compensation arrangements of the Corporation shall not exceed 12% of the issued and outstanding Common Shares, provided that Common Shares reserved for issuance pursuant to Share Units which are redeemed or surrendered, cancelled or terminated without having been redeemed will again be available for issuance under this Plan and also provided that the Common Shares underlying Share Units which are redeemed for cash, Common Shares or a combination of cash and Common Shares will again be available for issuance under this Plan.

(b)

Under no circumstances may the Plan, together with all of the Corporation’s other previously established or proposed security-based compensation arrangements result, at any time, in the number of Common Shares reserved for issuance pursuant to Share Units and/or other units or stock options to any one person exceeding 5% of the issued and outstanding Common Shares.

(c)

Under no circumstances may the Plan, together with all of the Corporation’s other previously established or proposed security-based compensation arrangements, result, within any 12-month period, in the number of Common Shares issued to insiders exceeding 10% of the issued and outstanding Common Shares.

(d)

Under no circumstances may the Plan, together with all of the Corporation’s other previously established or proposed security-based compensation arrangements, result, at any time, in the number of Common Shares issued to or issuable to insiders exceeding 10% of the issued and outstanding Common Shares.

(e)	The terms “security-based compensation arrangement”, “outstanding issue”, “insider” and “insider’s associates” have the meanings attributed thereto in the Toronto Stock Exchange Company Manual.

Section 2. Administration

2.1	Administration of the Plan

Subject to the Committee reporting to the Board on all matters relating to this Plan and obtaining approval of the Board for those matters required by the Committee’s mandate, this Plan will be administered by the Committee which has the sole and absolute discretion to: (i) recommend to the Board grants of Share Units to Eligible Persons; (ii) interpret and administer the Plan; (iii) establish, amend and rescind any rules and regulations relating to the Plan; (iv) determine which Participating Company will grant Share Units; (v) establish conditions to the vesting of Share Units; (vi) set, waive and amend performance targets; and (vii) make any other determinations that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan, in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Committee with respect to the administration and interpretation of the Plan shall be conclusive and binding on the Participants.

To the extent that any Share Unit granted to a U.S. Participant is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, such Share Unit shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Code Section 409A. If any provision of the Plan contravenes Code Section 409A or could cause the U.S. Participant to incur any tax, interest or penalties under Code Section 409A, the Committee may, in its sole discretion and without the U.S. Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Code Section 409A, or to avoid incurring taxes, interest or penalties under Code Section 409A, and otherwise (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the U.S. Participant of the applicable provision without materially increasing the cost to any Participating Company or contravening Code Section 409A. However, the Corporation shall have no obligation to modify the Plan or any Share Unit and does not guarantee that Share Units will not be subject to taxes, interest and penalties under Code Section 409A.

2.2	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

2.3	Determination of Value if Common Shares Not Publicly Traded

Should Common Shares no longer be publicly traded at the relevant time such that the Fair Market Value cannot be determined in accordance with the formula set out in the definition of that term, the Fair Market Value of a Common Share shall be determined by the Board in its sole discretion.

2.4	Taxes and Other Source Deductions

A Participating Company shall be authorized to deduct from any amount to be paid or credited hereunder any Applicable Withholdings in such manner as the Corporation determines, to the extent such Applicable Withholdings are not satisfied through the sale of Shares as provided in Section 3.5.

2.5	U.S. Participant

Notwithstanding any other provision of the Plan to the contrary:

(a)

If at the time of Separation from Service the Company’s stock is publicly traded on an established securities market or otherwise, each U.S. Participant who is a “specified employee” of a Participating Company within the meaning of Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i), shall not receive any payment under the Plan until the first day of the seventh month following the date of such Participant’s Separation from Service (or, if earlier, the date of death).

(b)

The acceleration of the time of any payment under the Plan is prohibited except as provided in Treasury Regulation Section 1.409A-3(j)(4) and administrative guidance promulgated under Section 409A of the Code.

(c)	With respect to U.S. Participants, references to a “termination of employment” or similar phrases will be construed to mean a Separation from Service.

Section 3. Share Units

3.1	Awards of Share Units

The Board may grant Share Units to Eligible Persons in its sole discretion. The award of a Share Unit to an Eligible Person at any time shall neither entitle such Eligible Person to receive nor preclude such Eligible Person from receiving a subsequent grant of Share Units.

3.2	Election to Defer Annual Incentive Compensation

Subject to the approval by the Board or the Committee, as applicable, an Eligible Person may elect to defer all or a portion of compensation to be received under the Corporation’s annual incentive program by electing to receive such compensation in the form of Restricted Share Units, by delivering to the Corporation an Election Notice not later than December 31 of the year preceding the first date of any period of services over which any compensation to be received under the annual incentive program would be earned. An Eligible Person who elects to defer incentive compensation by electing to receive such compensation in the form of Restricted Share Units will be awarded the number of Restricted Share Units determined by dividing the dollar amount of incentive compensation to be deferred by the Fair Market Value of a Common Share as at the Award Date. Elections pursuant to this section, when made, shall be irrevocable and may not be made during a period when the Eligible Person is prohibited from trading in securities of the Corporation by the Corporation’s disclosure and insider trading policy.

3.3	Crediting of Share Units and Dividend Share Units

Share Units granted to a Participant shall be credited to the Participant’s Share Unit Account on the Grant Date. Each grant of Share Units must be confirmed by a Grant Agreement that may be acknowledged electronically by the Participant. From time to time, a Participant’s Share Unit Account shall be credited with Dividend Share Units in the form of additional Performance Share Units (“Dividend Performance Share Units”) in respect of outstanding Performance Share Units or Restricted Share Units (“Dividend Restricted Share Units”) in respect of outstanding Restricted Share Units on each dividend payment date in respect of which normal cash dividends are paid on Shares. Such Dividend Share Units shall be computed as:

(a)

the amount of the dividend declared and paid per Common Share multiplied by the number of Performance Share Units and Restricted Share Units, as applicable, recorded in the Participant’s Share Unit Account on the date for the payment of such dividend, divided by

(b)	the Fair Market Value of a Common Share as at the dividend payment date.

3.4	Redemption Date Notice

Participants shall elect a Redemption Date for Share Units as follows:

(a)

Canadian Participants may elect at any time to redeem Vested Share Units on any date or dates after the date the Share Units become Vested Share Units and on or before the Expiry Date (the “Redemption Date”) by delivering to the Corporation a Redemption Notice; and

(b)

U.S. Participants shall elect to redeem Vested Share Units on a fixed date or dates after the date the Share Units become Vested Share Units and on or before the Redemption Date provided that such election must be irrevocably made by delivering to the Corporation a Redemption Notice prior to the earlier of: (i) receipt by the U.S. Participant of each award of Share Units; and (ii) the first day of the taxable year of the U.S. Participant in which the Performance Period, or other period over which the awards is to be earned and vests, begins. For this purpose a “fixed date” may include any permissible payment event under Section 409A of the Code, for example, Separation from Service or a Change of Control (if also a change of control for purposes of Section 409A of the Code).

Provided that the Participant will continue to meet any share ownership requirements applicable to the Participant following the redemption or will hold the Common Shares received on the redemption, and provided also that if the Participant does not elect a Redemption Date in respect of an award of Share Units, the Share Units shall be redeemed on the Expiry Date.

3.5	Redemption of Share Units

The Corporation shall redeem the Vested Share Units elected or required to be redeemed by the Participant on the earlier of the elected Redemption Date and the date set out in Section 4, in the case of Performance Share Units and Section 5, in the case of Restricted Share Units, by: (i) issuing to the Participant the number of Common Shares equal to one Common Share for each whole Vested Share Unit elected to be redeemed and delivering to the Participant (A) such number of Common Shares; less (B) the number of Common Shares with a Fair Market Value equal to the Applicable Withholdings; or (ii) at the election of the Participant and subject to the consent of the Corporation, the Corporation paying to the Participant an amount (the “Share Unit Amount”) equal to: (A) the number of Vested Share Units elected to be redeemed multiplied by (B) the Fair Market Value minus (C) Applicable Withholdings; or (iii) at the election of the Participant, a combination of (i) and, subject to the consent of the Corporation, (ii). In the case of a redemption under section (i), the Participant shall be obligated to ensure that a number of Common Shares with a Fair Market Value equal to the Applicable Withholdings be sold by a third party on behalf of the Participant and the net proceeds of such sale remitted to the Corporation for further remittance by the Corporation to the appropriate taxation authorities. The Common Shares shall be issued and/or the Share Unit Amount shall be paid as a lump-sum by the Corporation within ten business days of the Redemption Date. Any partial Common Share will be forfeited with no payment.

Notwithstanding anything to the contrary in this Section, the Corporation shall redeem each U.S. Participant’s Vested Performance Share Units and make a lump-sum payment or transfer Common Shares to the U.S. Participant no later than the earlier of the Redemption Date and the date the U.S. Participant has a Separation from Service.

3.6	Effect of Redemption of Share Units.

A Participant shall have no further rights respecting any Share Unit which has been redeemed.

3.7	Reporting of Share Units

Statements of the Share Unit Accounts will be made available to Participants periodically.

Section	4. Performance Share Units

4.1	Vesting Date

Each Performance Share Unit shall vest on the Vesting Date, conditional on the satisfaction of any additional vesting conditions established by the Committee from time to time. Dividend Performance Share Units shall vest at the same time and in the same proportion as the associated Performance Share Units.

4.2	Performance Vesting.

The number of Performance Share Units which vest on a Vesting Date (each, a “Vested Performance Share Unit”) is the number of Performance Share Units and Dividend Performance Share Units scheduled to vest on such Vesting Date multiplied by the Adjustment Factor.

4.3	Resignation, Retirement and Termination for Cause

If the employment of a Participant is terminated due to resignation or Retirement of the Participant, the Participant shall forfeit all rights, title and interest with respect to Performance Share Units and the related Dividend Share Units which are not Vested Performance Share Units at the Participant’s Termination Date. In the case of termination due to resignation or Retirement of the Participant, all Vested Performance Share Units will be redeemed as at the Participant’s Termination Date. In the case of termination by the Corporation for Cause, all Performance Share Units, whether vested or unvested, and the related Dividend Performance Share Units will immediately be cancelled as at the Participant’s Termination Date and the Participant shall forfeit all rights, title and interest with respect to Performance Share Units and the related Dividend Performance Share Units.

4.4	Termination Without Cause

If the employment of a Participant is terminated by the Corporation without Cause, all of the Participant’s unvested Performance Share Units and related Dividend Share Units shall immediately be cancelled as at the Participant’s Termination Date. The Participant’s Vested Performance Share Units shall be redeemed as at the Participant’s Termination Date. The Participant shall forfeit all rights, title and interest with respect to Performance Share Units and Dividend Share Units which are not Vested Performance Share Units at the Participant’s Termination Date.

4.5	Death or Disability of Participant

If the employment of a Participant is terminated by the death or Disability of the Participant, all of the Participant’s Performance Share Units and related Dividend Share Units shall vest immediately prior to the date of the Participant’s death or Disability using an Adjustment Factor of 1.0 and shall be redeemed as at the date of death or Disability.

4.6	Termination following a Change of Control

Notwithstanding anything in this Section to the contrary, if the employment of a Participant is terminated by the Corporation without Cause or if the Participant resigns in circumstances constituting constructive termination, in each case, within twelve months following a Change of Control, all of the Participant’s Performance Share Units and related Dividend Share Units shall vest immediately prior to the Participant’s Termination Date using an Adjustment Factor of 1.0 and shall be redeemed as at the Termination Date.

Section 5. Restricted Share Units

5.1	Vesting Date

Each Restricted Share Unit shall vest (become a “Vested Restricted Share Unit”) on the Vesting Date, conditional on the satisfaction of any additional vesting conditions established by the Committee from time to time. Dividend Restricted Share Units shall vest at the same time and in the same proportion as the associated Restricted Share Units.

5.2	Resignation, Retirement and Termination for Cause

If the employment of a Participant is terminated due to resignation or Retirement of the Participant, the Participant shall forfeit all rights, title and interest with respect to Restricted Share Units and Dividend Restricted Share Units which are not Vested Restricted Share Units at the Participant’s Termination Date. In the case of termination due to resignation or Retirement of the Participant, all Vested Restricted Share Units will be redeemed as at the Participant’s Termination Date. In the case of termination by the Corporation for Cause, all Restricted Share Units, whether vested or unvested, and the related Dividend Restricted Share Units will immediately be cancelled as at the Participant’s Termination Date and the Participant shall forfeit all rights, title and interest with respect to Restricted Share Units and the related Dividend Restricted Share Units.

5.3	Termination Without Cause

If the employment of a Participant is terminated by the Corporation without Cause, all of the Participant’s unvested Restricted Share Units and related Dividend Share Units shall immediately be cancelled as at the Participant’s Termination Date. The Participant’s Vested Restricted Share Units shall be redeemed as at the Participant’s Termination Date. The Participant shall forfeit all rights, title and interest with respect to Restricted Share Units and Dividend Share Units which are not Vested Restricted Share Units at the Participant’s Termination Date.

5.4	Death or Disability of Participant

If the employment of a Participant is terminated by the death or Disability of the Participant, all of the Participant’s Restricted Share Units and related Dividend Share Units shall vest immediately prior to the date of the Participant’s death or Disability and shall be redeemed as at the date of death or Disability.

5.5	Termination Following a Change of Control

Notwithstanding anything in this Section to the contrary, if the employment of a Participant is terminated by the Corporation without Cause or if the Participant resigns in circumstances constituting constructive termination, in each case, within twelve months following a Change of Control, all of the Participant’s Restricted Share Units and related Dividend Share Units shall vest immediately prior to the Participant’s Termination Date and shall be redeemed as at the Termination Date.

Section 6. Eligible Persons in the United States

6.1	No Registration

The Share Units and the underlying Common Shares have not been and will not be registered under the U.S. Securities Act, or under the securities laws of any state of the United States.

6.2	Registration Exemptions to be Relied On

Until such time as the Common Shares are listed on a national securities exchange in the United States, the Corporation intends to rely on the registration exemption provided by Rule 701 under the U.S. Securities Act and available state registration exemptions to facilitate the participation in this Plan of Eligible Persons who are U.S. Participants or persons in the United States. If such exemptions from U.S. federal and state registration requirements are not available, the Corporation may require a legal opinion of counsel or such other evidence satisfactory to the Corporation, to the effect that an exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws is available before allowing the participation in the Plan of any Eligible Person who is a U.S. Participant or a person in the United States.

6.3	Restricted Securities

Share Units and Common Shares that are offered under the Plan to or for the account or benefit of any Eligible Person who is a U.S. Participant or a person in the United States will be issued as “restricted securities” (as such term is defined in Rule 144(a)(3) under the U.S. Securities Act) and may not be offered, sold, pledged, or otherwise transferred, directly or indirectly, without prior registration under the U.S. Securities Act and applicable state securities laws absent an exemption from such registration requirements.

6.4	U.S. Legend

Certificates representing Common Shares that are restricted securities will be endorsed with the following or a similar legend until such time as it is no longer required under the applicable requirements of the U.S. Securities Act or applicable state securities laws:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION, THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION; (B)

OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT; (C) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS; OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, AND, IN THE CASE OF CLAUSE (C) OR (D), THE SELLER FURNISHES TO THE CORPORATION, IF REQUESTED BY THE CORPORATION, AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION TO SUCH EFFECT. THE PRESENCE OF THIS LEGEND MAY IMPAIR THE ABILITY OF THE HOLDER HEREOF TO EFFECT “GOOD DELIVERY” OF THE SECURITIES REPRESENTED HEREBY ON A CANADIAN STOCK EXCHANGE.”

provided, that if the Common Shares are being sold outside the United States in compliance with the requirements of Rule 904 of Regulation S in circumstances where Rule 905 of Regulation S does not apply, the legend set forth above may be removed by providing an executed declaration to the registrar and transfer agent of the Corporation, in substantially the form set forth as Appendix A attached hereto (or in such other form as the Corporation may prescribe from time to time) and, if requested by the Corporation or the transfer agent, an opinion of counsel of recognized standing in form and substance satisfactory to the Corporation and the transfer agent to the effect that such sale is being made in compliance with Rule 904 of Regulation S and that such legend is no longer required under applicable requirements of the U.S. Securities Act or state securities laws; and provided, further, that, if any Common Shares are being sold otherwise than in accordance with Regulation S and other than to the Corporation, the legend may be removed by delivery to the registrar and transfer agent and the Corporation of an opinion of counsel, of recognized standing reasonably satisfactory to the Corporation, that such legend is no longer required under applicable requirements of the U.S. Securities Act or state securities laws.

6.5	Eligible Persons Resident in The State of California

Eligible Persons who are residents of the State of California will be subject to the additional terms and conditions set forth in Appendix B to this Plan.

Section 7. General

7.1	Capital Adjustments

In the event of any stock dividend, stock split, combination or exchange of shares, merger, amalgamation, arrangement, consolidation, spin-off or other distribution (other than normal cash dividends) of the Corporation’s assets to shareholders, or any other change in the capital of the Corporation affecting Common Shares, the Committee will make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change (for the purpose of preserving the value of the Share Units), with respect to (i) the number or kind of shares or other securities on which the Share Units and Dividend Share Units are based; and (ii) the number of Share Units and Dividend Share Units; provided, however, that no substitution or adjustment will obligate the Corporation to issue or sell fractional shares.

7.2	Amendment, Suspension, or Termination of Plan

No new awards may be made under the Plan after the 10th anniversary of the Effective Date. The Committee may amend, suspend or terminate the Plan, or any portion thereof, at any time, subject to those provisions of applicable law (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange), if any, that require the approval of shareholders or any governmental or regulatory body.

The Board may from time to time, in its absolute discretion and without the approval of the shareholders of the Corporation, make the following amendments to the Plan or any Share Unit:

(a)

any amendment to the vesting provisions of the Plan and any Grant Agreement, including to accelerate, conditionally or otherwise, on such terms as it sees fit, the vesting date of a Share Unit provided that with respect to any U.S. Participant, the acceleration will not accelerate the Redemption Date;

(b)

any amendment to the Plan or a Share Unit as necessary to comply with applicable law or the requirements of the applicable stock exchange or any other regulatory body having authority over the Corporation, the Plan or the shareholders of the Corporation;

(c)	any amendment to the Plan and any Grant Agreement to permit the conditional redemption of any Share Unit;

(d)

any amendment of a “housekeeping” nature, including, without limitation, to clarify the meaning of an existing provision of the Plan, correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan, correct any grammatical or typographical errors or amend the definitions in the Plan regarding administration of the Plan;

(e)	any amendment respecting the administration of the Plan; and

(f)

any other amendment that does not require the approval of the shareholders of the Corporation including, for greater certainty, an amendment in connection with a Change of Control to assist the Participants to tender the underlying Common Shares to, or participate in, the actual or potential event or to obtain the advantage of holding the underlying Common Shares during such event; and to terminate, following the successful completion of such event, on such terms as it sees fit, the Share Units not redeemed prior to the successful completion of such event.

Shareholder approval will be required for the following amendments:

(g)

amendments to the percentage of Common Shares issuable under the Plan, including an increase to a fixed maximum percentage of Common Shares, or a change from a fixed maximum percentage of Common Shares to a fixed maximum number;

(h)	any amendment expanding the categories of Eligible Person which would have the potential of broadening or increasing insider participation;

(i)	any amendment extending the term of a Share Unit or any rights pursuant thereto held by an insider beyond its original expiry date;

(j)	the addition of any other provision which results in participants receiving Common Shares, while no cash consideration is received by the Company;

(k)	any amendments which would permit the rights respecting Share Units or Dividend Share Units to be transferred or assigned other than by will or the laws of descent and distribution;

(l)	amendments to this Section 7.2; and

(m)	amendments required to be approved by shareholders under applicable law (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange).

If this Plan is terminated, the provisions of this Plan and any administrative guidelines, and other rules adopted by the Board and in force at the time of this Plan, will continue in effect as long as a Share Unit or any rights pursuant thereto remain outstanding. However, notwithstanding the termination of the Plan, the Board may make any amendments to the Plan or the Share Units it would be entitled to make if the Plan were still in effect.

The Board may amend or modify any outstanding Share Unit in any manner to the extent that the Board would have had the authority to initially grant the award as so modified or amended; provided that, where such amendment or modification is materially adverse to the holder, the consent of the holder is required to effect such amendment or modification.

7.3	Non-Exclusivity

Nothing contained herein will prevent the Board from adopting other or additional compensation arrangements for the benefit of any Participant, subject to any required regulatory or shareholder approval.

7.4	Unfunded Plan

To the extent any individual holds any rights under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Corporation.

7.5	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Participating Companies and each Participant, including without limitation, the legal representative of a Participant, or any receiver or trustee in bankruptcy or representative of the creditors of a Participating Company or a Participant.

7.6	Transferability of Awards

Rights respecting Share Units and Dividend Share Units shall not be transferable or assignable other than by will or the laws of descent and distribution.

7.7	Effect of Change of Control

Notwithstanding any other provision of this Plan, in the event of a Change of Control, any surviving, successor or acquiring entity shall assume any outstanding Share Units or shall substitute similar share units for the outstanding Share Units. If the surviving, successor or acquiring entity does not assume the outstanding Share Units or substitute similar share units for the outstanding Share Units, or if the Committee otherwise determines in its sole discretion, the Corporation shall give written notice to all Participants advising that the Plan shall be terminated effective immediately prior to the Change of Control and all Restricted Share Units shall be deemed to be Vested Restricted Share Units and a specified number of outstanding Performance Share Units shall be deemed to be Vested Performance Share Units and shall be redeemed as of the termination date of the Plan. The number of Performance Share Units which are deemed to be Vested Performance Share Units shall be determined in the Committee’s discretion using an Adjustment Factor of not less than 1.0 and not more than the maximum payout level. Solely for purposes of this Section 7.7, with respect to an outstanding Share Unit that is considered a deferral of compensation under Code Section 409A and Treas. Reg. Section 1.409A-1(b), the term Change of Control shall have the meaning ascribed to the term “change in control event” under Treas. Reg. Section 1.409A-3(i)(5).

7.8	No Special Rights

Nothing contained in the Plan or in any Share Unit or Dividend Share Unit will confer upon any Participant any right to the continuation of the Participant’s employment by a Participating Company or interfere in any way with the right of any Participating Company at any time to terminate that employment or to increase or decrease the compensation of the Participant. Share Units and Dividend Share Units shall not be considered Common Shares nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Common Shares, nor shall any Participant be considered the owner of Common Shares by virtue of his or her ownership of Share Units or Dividend Share Units.

7.9	Other Employee Benefits

The amount of any compensation deemed to be received by a Participant as a result of the redemption of any Share Unit will not constitute compensation with respect to which any other employee benefits of that Participant are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, insurance or salary continuation plan, except as otherwise specifically determined by the Committee.

7.10	Tax Consequences

It is the responsibility of the Participant to complete and file any tax returns which may be required under Canadian, U.S. or other applicable jurisdiction’s tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan. No Participating Company shall be held responsible for any tax consequences to a Participant as a result of the Participant’s participation in the Plan. With respect to any U.S. Participant, if withholding tax liabilities arise on Share Units prior to the time the Share Units are due to be redeemed, a Participating Company may withhold amounts from the Participant’s other compensation to the extent necessary to cover the withholding taxes, or the Participant may be required to otherwise cover his or her portion of the withholding taxes.

7.11	No Liability

No Participating Company shall be liable to any Participant for any loss resulting from a decline in the market value of any Common Shares.

SCHEDULE A

ABSOLUTE SOFTWARE CORPORATION PERFORMANCE AND RESTRICTED SHARE UNIT PLAN

GRANT AGREEMENT FOR PERFORMANCE SHARE UNITS

[Name of Employee] (the “Participant”)

Pursuant to the Absolute Software Corporation Performance and Restricted Share Unit Plan effective December 13, 2018 (the “Plan”) and in consideration of services provided to any Participating Company by the Participant, Absolute Software Corporation hereby grants to the Participant Performance Share Units under the Plan.

All capitalized terms not defined in this Grant Agreement have the meaning set out in the Plan. No cash or other compensation shall at any time be paid in respect of any Share Units or Dividend Share Units which have been forfeited or terminated under the Plan or on account of damages relating to any Share Units or Dividend Share Units which have been forfeited or terminated under the Plan.

The Adjustment Factor for the Performance Share Units is determined as follows:

[Performance Criteria]	Adjustment Factor

Less than $XX	0

$XX	50% (Threshold)

$YY	100% (Target)

$ZZ or more	200% (Maximum)

The Adjustment Factor for performance between the numbers set out above is interpolated on a straight line basis.

[                ] is defined as •

The Committee may make such adjustments as it deems reasonable and appropriate in determining [                ] and the Adjustment Factor to be applied for the Performance Period.

The Vesting Date for this award is                , 20__. The Performance Period for the award is                 , 20__ to                 , 20__. The Expiry Date of the award is ____________, 20__.

Absolute Software Corporation and the Participant understand and agree that the granting and redemption of these Performance Share Units and any related Dividend Performance Share Units are subject to the terms and conditions of the Plan, a copy of which has been provided to the Participant all of which are incorporated into and form a part of this Grant Agreement. For greater certainty, the Participant authorizes the sale of a sufficient number of Common Shares to pay Applicable Withholdings on the redemption of any Performance Share Units.

ABSOLUTE SOFTWARE CORPORATION

DATED	Per

I agree to the terms and conditions set out herein and confirm and acknowledge that I have not been induced to enter into this agreement or acquire any Performance Share Units by expectation of employment or continued employment with any Participating Company.

Name:

SCHEDULE B

ABSOLUTE SOFTWARE CORPORATION PERFORMANCE AND RESTRICTED SHARE UNIT PLAN

GRANT AGREEMENT FOR RESTRICTED SHARE UNITS

[Name of Employee] (the “Participant”)

Pursuant to the Absolute Software Corporation Performance and Restricted Share Unit Plan effective, December 13, 2018 (the “Plan”), and in consideration of services provided to any Participating Company by the Participant Absolute Software Corporation hereby grants to the Participant Restricted Share Units under the Plan.

All capitalized terms not defined in this Grant Agreement have the meaning set out in the Plan. No cash or other compensation shall at any time be paid in respect of any Share Units or Dividend Share Units which have been forfeited or terminated under the Plan or on account of damages relating to any Share Units or Dividend Share Units which have been forfeited or terminated under the Plan.

The Vesting Dates for this award are                , 20__, as to one third (1/3),                         , 20__, as to an additional one third (1/3) and                 , 20__, as to the final one third (1/3). The Expiry Date of the award is                     , 20__. The Grant Term for this award is                 , 20__, to                 , 20__. Subject to any provisions to the contrary in an Election Notice, Absolute Software Corporation and the Participant understand and agree that the granting and redemption of these Restricted Share Units and any related Dividend Restricted Share Units are subject to the terms and conditions of the Plan, a copy of which has been provided to the Participant, all of which are incorporated into and form a part of this Grant Agreement. For greater certainty, the Participant authorizes the sale of a sufficient number of Common Shares to pay Applicable Withholdings on the redemption of any Restricted Share Units.

ABSOLUTE SOFTWARE CORPORATION

DATED	Per

I agree to the terms and conditions set out herein and confirm and acknowledge that I have not been induced to enter into this agreement or acquire any Restricted Share Units by expectation of employment or continued employment with any Participating Company.

Name:

SCHEDULE C

ABSOLUTE SOFTWARE CORPORATION PERFORMANCE AND RESTRICTED SHARE UNIT PLAN

ELECTION NOTICE FOR RESTRICTED SHARE UNITS

To: Absolute Software Corporation

Pursuant to the Absolute Software Corporation Performance and Restricted Share Unit Plan effective December 13, 2018 (the “Plan”), the undersigned hereby elects to receive

O	%;

O	$ ; or

O	All of the Participant’s incentive award in excess of $

of the undersigned’s annual incentive award in respect of the year ending                 , 20__, in the form of Restricted Share Units under the Plan. This election is irrevocable for such annual incentive award.

Notwithstanding any other provision of the Plan or the Grant Agreement, the Restricted Share Units awarded pursuant to this Election Notice will vest immediately.

All capitalized terms not defined in this Election Notice have the meaning set out in the Plan. No cash or other compensation shall at any time be paid in respect of any Share Units or Dividend Share Units which have been forfeited or terminated under the Plan or on account of damages relating to any Share Units or Dividend Share Units which have been forfeited or terminated under the Plan.

Subject to any provisions to the contrary in this Election Notice, Absolute Software Corporation and the Participant understand and agree that the granting and redemption of these Restricted Share Units are subject to the terms and conditions of the Plan, a copy of which has been provided to the Participant, all of which are incorporated into and form a part of this Election Notice.

DATED
Name:

SCHEDULE D

ABSOLUTE SOFTWARE CORPORATION PERFORMANCE AND RESTRICTED SHARE UNIT PLAN

REDEMPTION NOTICE

To: Absolute Software Corporation

Pursuant to Absolute Software Corporation Performance and Restricted Share Unit Plan effective December 13, 2018 (the “Plan”), the undersigned hereby elects to redeem:

O	______________ of the undersigned’s Vested Performance Share Units and related Dividend Performance Share Units; and

O	______________ of the undersigned’s Vested Restricted Share Units and related Dividend Performance Share Units on ______________________.

[date]

The undersigned elects to redeem:

O	______________% of the Vested Share Units and related Dividend Share Units by receiving the Share Unit Amount, subject to the consent of the Corporation

All capitalized terms not defined in this Redemption Notice have the meaning set out in the Plan. No cash or other compensation shall at any time be paid in respect of any Share Units or Dividend Share Units which have been forfeited or terminated under the Plan or on account of damages relating to any Share Units or Dividend Share Units which have been forfeited or terminated under the Plan.

The undersigned understands and agrees that the granting and redemption of these Share Units are subject to the terms and conditions of the Plan which are incorporated into and form a part of this Redemption Notice.

DATED
Name:

APPENDIX A

ABSOLUTE SOFTWARE CORPORATION

PERFORMANCE AND RESTRICTED SHARE UNIT PLAN

FORM OF DECLARATION FOR REMOVAL OF LEGEND

To: Absolute Software Corporation (the “Corporation”)

And To: The Registrar and Transfer Agent for the Corporation’s Common Shares

The undersigned (A) acknowledges that the sale of ______________ (the “Securities”) of the Corporation, represented by certificate number _______________, to which this declaration relates is being made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and (B) certifies that (1) the undersigned is not (a) an “affiliate” of the Corporation (as that term is defined in Rule 405 under the U.S. Securities Act), except solely by virtue of being an officer or director of the Corporation, (b) a “distributor” or (c) an affiliate of a distributor; (2) the offer of such Securities was not made to a person in the United States and either (a) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believed that the buyer was outside the United States, or (b) the transaction was executed on or through the facilities of the Toronto Stock Exchange, the TSX Venture Exchange, the Canadian Securities Exchange or another “designated offshore securities market”, and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States; (3) neither the seller nor any affiliate of the seller nor any person acting on their behalf has engaged or will engage in any directed selling efforts in the United States in connection with the offer and sale of such securities; (4) the sale is bona fide and not for the purpose of “washing off” the resale restrictions imposed because the Securities are “restricted securities” (as that term is defined in Rule 144(a)(3) under the U.S. Securities Act); (5) the seller does not intend to replace such securities with fungible unrestricted securities; and (6) the contemplated sale is not a transaction, or part of a series of transactions, which, although in technical compliance with Regulation S under the U.S. Securities Act, is part of a plan or scheme to evade the registration provisions of the U.S. Securities Act. Terms used herein have the meanings given to them by Regulation S under the U.S. Securities Act.

Dated:
Signature of individual (if Securityholder is an individual)

Authorized signatory (if Securityholder is not an individual)

Name of Securityholder (please print)

Name of authorized signatory (please print)

Official capacity of authorized signatory (please print)

Affirmation by Seller’s Broker-Dealer

(required for sales pursuant to Section (B)(2)(b) above)

We have read the foregoing representations of our customer, ____________________(the “Seller”) with regard to the sale, for such Seller’s account, of ____________________common shares (the “Shares”) of the Corporation represented by certificate number. We have executed sales of the Securities pursuant to Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), on behalf of the Seller. In that connection, we hereby represent to you as follows:

(1)	no offer to sell Shares was made to a person in the United States;

(2)

the sale of the Shares was executed in, on or through the facilities of the Toronto Stock Exchange, the TSX Venture Exchange, the Canadian Securities Exchange or another designated offshore securities market (as defined in Rule 902(b) of Regulation S under the U.S. Securities Act), and, to the best of our knowledge, the sale was not pre-arranged with a buyer in the United States;

(3)	no “directed selling efforts” were made in the United States by the undersigned, any affiliate of the undersigned, or any person acting on behalf of the undersigned; and

(4)

we have done no more than execute the order or orders to sell the Shares as agent for the Seller and will receive no more than the usual and customary broker’s commission that would be received by a person executing such transaction as agent.

For purposes of these representations: “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the undersigned; “directed selling efforts” means any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the Securities (including, but not be limited to, the solicitation of offers to purchase the Securities from persons in the United States); and “United States” means the United States of America, its territories or possessions, any State of the United States, and the District of Columbia.

Legal counsel to the Company shall be entitled to rely upon the representations, warranties and covenants contained in this letter to the same extent as if this letter had been addressed to them.

Yours truly,

Name of Firm

By:
Title:
Dated:

APPENDIX B

ABSOLUTE SOFTWARE CORPORATION

PERFORMANCE AND RESTRICTED SHARE UNIT PLAN

PROVISIONS APPLICABLE TO CALIFORNIA RESIDENTS

This Appendix B to the Absolute Software Corporation Performance and Restricted Share Unit Plan effective December 13, 2018 (the “Plan”) shall have application only to Eligible Person who are residents of the State of California. Capitalized terms contained herein shall have the same meanings given to them in the Plan, unless otherwise provided in this Appendix B. Notwithstanding any provision contained in the Plan to the contrary and to the extent required by applicable law, the following terms and conditions shall apply to all purchases of Common Shares under the Plan by residents of the State of California, until such time as the Common Shares are listed on a national securities exchange within the meaning of Section 25100(o) of the California Corporations Code:

The maximum number of Common Shares that may be allotted for issuance under Plan is as set out in §1.8 of the Plan.

Share Units and the underlying Common Shares shall be non-transferrable other than by will or the laws of descent and distribution, to a revocable trust, or as permitted by Rule 701 under the U.S. Securities Act.

No Shares may be issued under the Plan to a resident of California more than ten years after the earlier of the date of adoption of the Plan by the Board and the date this Appendix B is approved by the shareholders.

The Plan or agreement must be approved by a majority of the outstanding securities entitled to vote by the later of (1) within 12 months before or after the date the Plan is adopted or (2) prior to or within 12 months of the granting of any option or issuance of any security under the Plan in the State of California. Any right of participation under the Plan granted to any person in the State of California that is exercised before security holder approval is obtained must be rescinded if security holder approval is not obtained in the manner described in the preceding sentence. Such securities shall not be counted in determining whether such approval is obtained.